EYE CARE CENTERS OF AMERICA, INC.
                                11103 West Avenue
                          San Antonio, Texas 78213-1392




December 10, 2004


VIA EDGAR TRANSMISSION
AND OVERNIGHT COURIER

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C.  20549
Attn:    H. Christopher Owings
         Assistant Director


                        Eye Care Centers of America, Inc.
            Registration Statement on Form S-1 (File No. 333-115256)
            --------------------------------------------------------

Ladies and Gentlemen:

         The undersigned registrants (the "Registrants"), hereby apply, pursuant to Rule 477 of the Securities Act of 1933, as amended (the "Securities Act"), to withdraw the Registration Statement on Form S-1 (File No. 333-115256), together with all exhibits thereto (the "Registration Statement"). The Registration Statement was filed by the Registrants with the Securities and Exchange Commission (the "Commission") as of May 7, 2004.

         The Registrants are requesting the withdrawal of the Registration Statement because they have decided not to pursue a public offering of their securities due to current market conditions. The Registration Statement was not declared effective by the Commission and no securities were sold pursuant to the Registration Statement. The Registrants are evaluating different financing options and may undertake a subsequent private offering in reliance on Rule 155(c) of the Securities Act.

         Accordingly, the Registrants hereby respectfully request that an order granting the withdrawal of the Registration Statement be issued by the Commission as soon as reasonably possible. The Registrants also request that all fees paid to the Commission in connection with the filing of the Registration Statement be credited to the account of Eye Care Centers of America, Inc. for its future use, in accordance with Rule 457(p) of the Securities Act.

         Please forward copies of the order consenting to the withdrawal of the Registration Statement to Douglas C. Shepard via facsimile at (210) 524-6669 and via mail at Eye Care Centers of America, Inc., 11103 West Avenue, San Antonio, Texas 78213-1392 and to Sharlyn Heslam, of Weil, Gotshal & Manges LLP, via facsimile at (617) 772-8333 and via mail at Weil, Gotshal & Manges, 100 Federal Street, 34 Floor, Boston, MA 02110.

         If you have any questions regarding this request for withdrawal, please contact Sharlyn Heslam, of Weil, Gotshal & Manges LLP, by telephone at (617) 772-8338.

                                     Very truly yours,

                                     EYE CARE CENTERS OF AMERICA, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     ECCA ENTERPRISES, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     EYE CARE HOLDINGS, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     ENCLAVE ADVANCEMENT GROUP, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     ECCA MANAGED VISION CARE, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Executive Officer


                                     VISIONWORKS HOLDINGS, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     ECCA MANAGEMENT INVESTMENTS, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     ECCA MANAGEMENT, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     EYEMASTERS OF TEXAS  INVESTMENTS, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     EYEMASTERS OF TEXAS MANAGEMENT, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     STEIN OPTICAL, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer


                                     VISION WORLD, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     EYE DRX RETAIL MANAGEMENT, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     METROPOLITAN VISION SERVICES, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     HOUR EYES, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     VISIONWORKS, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     ECCA MANAGEMENT SERVICES, LTD.
                                     By: ECCA Management, Inc., its General
                                         Partner


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     EYEMASTERS OF TEXAS, LTD.
                                     By: EyeMasters of Texas Mangement, Inc.,
                                         its General Partner


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     VISIONARY RETAIL MANAGEMENT, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     VISIONARY PROPERTIES, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     EYEMASTERS, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     ECCA DISTRIBUTION INVESTMENTS, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     ECCA DISTRIBUTION MANAGEMENT, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     VISIONARY LAB INVESTMENTS, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     VISIONARY LAB MANAGEMENT, INC.


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     ECCA DISTRIBUTION SERVICES, LTD.
                                     By: ECCA Distribution Management, Inc., its
                                         General Partner


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer

                                     VISIONARY LAB SERVICES, LTD.
                                     By: Visionary Lab Management, Inc., its
                                         General Partner


                                     /s/ Douglas C. Shepard
                                     -------------------------------------------
                                     Douglas C. Shepard
                                     Chief Financial Officer



cc:      Will Hines
         Kim McManus
                  Securities and Exchange Commission
         Sharlyn Heslam
                  Weil, Gotshal & Manges LLP
         Robert Evans, III
         Jason R. Lehner
                  Shearman & Sterling LLP